EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Keystone Heritage Group, Inc.:

We consent to incorporation by reference in this Registration Statement on Form S-8 of our report dated January 26, 1996 relating to the consolidated balance sheets of Keystone Heritage Group, Inc. as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995 which appears in the annual report on Form 10-K for the year ended December 31, 1995.

Our report  refers to the adoption of the  provisions  of  Financial  Accounting
Standards  Board's  Statement  of  Financial   Accounting   Standards  No.  109,
"Accounting for Income Taxes", in 1993.


                                         /s/ KPMG Peat Marwick LLP
                                             KPMG Peat Marwick LLP




Harrisburg, Pennsylvania
February 26, 1997